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                                                               EXHIBIT 10(d)
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                                                     Amended August 12, 1999

                       MARSHALL & ILSLEY CORPORATION
                           AMENDED AND RESTATED
               ANNUAL EXECUTIVE INCENTIVE COMPENSATION PLAN


        1. Purpose. The Executive Compensation Committee (the "Committee") adopted on February 13, 1997 this Annual Executive Incentive Compensation Plan (the "Plan"). The Plan is intended to establish a correlation between the annual incentives awarded to the participants and the Corporation's financial performance, thereby rewarding the participants with an incentive award if the performance goals, as fixed by the Committee pursuant to the terms of the Plan, are met. Subject to approval by the Marshall & Ilsley Corporation (the "Corporation") shareholders, the Plan will be applicable to 1997 and subsequent years unless and until terminated by the Committee. If shareholder approval is not obtained, the Plan will not take effect. The Plan is intended to meet the requirements of Section 162(m) of the Internal Revenue Code, and the regulations thereunder, so that compensation received pursuant to the Plan will be performance-based compensation excludable from the $1 million limitation on deductible compensation.

        2. Definitions. As used in the Plan, the following terms have the meanings indicated:

                  (a) "Award Table" means a table similar in type to Exhibit A, with changes necessary to adapt to the performance criteria selected by the Committee for the Performance Year and to display other objective factors necessary to determine the amount, if any, of the incentive award for the Performance Year.

                  (b)  "Board" means the Board of Directors of the Company.

                  (c) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                  (d) "Committee" means the Executive Compensation Committee of the Board.

                  (e) "Company" means Marshall & Ilsley Corporation and its subsidiaries including subsidiaries of subsidiaries and partnerships and other ventures in which Marshall & Ilsley Corporation has a significant equity interest, as determined in the sole discretion of the Committee.

                  (f) "Disability" means a condition that entitles the Participant to disability payments under the terms of the Company's long-term disability plan.

                  (g) "Earnings" means the after-tax consolidated net income of the Company computed in accordance with generally accepted accounting principles and adjusted to eliminate the following if the impact on net income is material: (i) gain or loss attributable to the disposition of investment in subsidiaries, and
            (ii) extraordinary and nonrecurring items of income or loss.

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                  (h)  "Earnings per Share" means the portion of the Company's
            Earnings allocable to each outstanding share of common stock during the accounting period, based on the average number of shares outstanding, computed on a fully-diluted basis in accordance with generally accepted accounting principles.

                  (i) "Participant" means any employee of the Company designated to participate in the Plan.

                  (j) "Performance Goal" means one or more of Earnings Per Share, Earnings, Return on Average Equity, or Return on Average Assets, which may be used singularly or in combination, as the Committee determines, to measure the performance of the Company for the purpose of determining whether, and to what extent, an award will be payable under the Plan for the Performance Year.

                  (k) "Performance Year" means the Company's fiscal year. The initial Performance Year is 1997.

                  (l) "Plan" means the Marshall & Ilsley Corporation Annual Executive Incentive Compensation Plan.

                  (m) "Retirement" or "Retires" means the termination of employment of a Participant on or after attaining age 65, or due to early retirement with the consent of the Committee.

                  (n) "Return on Average Assets" or "ROAA" means Earnings for the accounting period divided by total average assets.

                  (o) "Return on Average Equity" or "ROAE" means Earnings for the accounting period divided by total average equity.

                  (p) "Salary" means base salary earned for each Performance Year determined in accordance with principles employed for reporting salary to the Corporation's shareholders in the annual Proxy Statement.

        3. Participation. Participation in the Plan shall be limited to the Chief Executive Officer, the President, the Chief Financial Officer and any other Participants designated by senior management. A person who becomes a Participant after the commencement of a Performance Year shall be eligible to receive a pro rata award pursuant to Section 4, based on the number of full months remaining in the Performance Year after he or she becomes a Participant.

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        4.  Determination of Awards.

                  (a) Before April 1, 1997, and thereafter, during the first ninety days of each succeeding Performance Year, the Committee will complete and adopt an Award Table substantially in the form attached as Exhibit A. The Award Table will fix the objective components for determining whether an award will be paid and, if so, the amount of the award. Awards are based on a percentage of each Participant's Salary for the Performance Year, if and to the extent the Performance Goal is achieved. If the performance falls between the Performance Goals set forth in the Award Table, the amount of the award will be determined by interpolation. Once fixed, the Performance Goals and targets for a Performance Year may not be modified.

                  (b) Before any award may be paid for a Performance Year, the Committee shall certify that the Performance Goals and other requirements of the Plan have been satisfied for the Performance Year. No payments shall be made unless and until the Committee makes this certification.

                  (c) Even though the Performance Goals have been met, (i) no award to a Participant with respect to a Performance Year shall exceed $1,000,000, and (ii) the Committee expressly reserves the right to reduce or eliminate entirely any award if it determines it is in the best interests of the Company to do so. Such determination shall be conclusive and binding.

        5.  Payment of Awards.

                  (a) If the Committee has made the certification required pursuant to Section 4(b), subject to Section 4(c), awards shall be payable not later than 60 days following the last day of the Performance Year for which they are computed. Notwithstanding the foregoing, a Participant may defer receipt of an award by filing a timely election pursuant to the Company's 1997 Executive Deferred Compensation Plan. All awards under the Plan are subject to federal, state and local income and payroll tax withholding when paid.

                  (b) A Participant shall receive no award for a year if the Participant's employment with the Company terminates prior to the last day of the Performance Year for any reason other than death, Disability, Retirement, or a Change in Control as defined in the Company's 1997 Executive Stock Option and Restricted Stock Plan, as amended from time to time. A Participant who terminates employment for one of the reasons described in the preceding sentence shall be eligible to receive a pro rata award, if an award is otherwise payable pursuant to Section 4, based on the number of full months elapsed in the Performance Year ending with the date the event occurred. A Participant shall not forfeit an award if the participant's employment terminates after the end of the applicable Performance Year, but prior to the distribution of the award for such year.

                  (c) If a Participant dies and is subsequently entitled to receive an award under the Plan, the award shall be paid to the Participant's estate.

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        6.  Administration.  The Plan shall be administered by the Committee.
The Committee may adopt rules and regulations for carrying out the Plan, and the Committee may take such actions as it deems appropriate to ensure that the Plan is administered in the best interests of the Company. The Committee has the authority to construe and interpret the Plan, resolve any ambiguities, and make determinations with respect to the eligibility for or amount of any award. The interpretation, construction and administration of the Plan by the Committee shall be final and conclusive. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

        7. Rights. Participation in the Plan and the right to receive awards under the Plan shall not give a Participant any proprietary interest in the Company or any of its assets. A Participant shall for all purposes be a general creditor of the Company. The interests of a Participant cannot be assigned, anticipated, sold, encumbered or pledged and shall not be subject to the claims of his creditors. Nothing in the Plan shall confer upon any Participant the right to continue in the employ of the Company, or shall interfere with or restrict in any way the right of the Company to discharge a Participant at any time for any reason whatsoever, with or without cause.

        8. Successors. The Plan shall be binding on the Participants and their personal representatives. If the Company becomes a party to any merger, consolidation, reorganization or other corporate transaction, the Plan shall remain in full force and effect as an obligation of the Company or its successor in interest.

        9. Amendment and Termination. The Committee may amend or terminate the Plan at any time as it deems appropriate; provided that to the extent required to meet the requirements of Code Section 162(m) for performance-based compensation, any amendment that makes a material change to the Plan must be approved by the shareholders of the Corporation.

       10. Interpretation. If any provision of the Plan would cause the Plan to fail to meet the Code Section 162(m) requirements for performance-based compensation, then that provision of the Plan shall be void and of no effect.

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                                                                   Exhibit A

                                AWARD TABLE

                           PERFORMANCE YEAR 19__

                               A<------(-)------B------(+)------>C
 ___________________________________________________________________________
|                                                                           |
|                           Threshold         Target          Maximum       |
|                          Performance      Performance      Performance    |
|                             Level            Level            Level       |
|                           Specified:       Specified:       Specified:    |
|                            _______          _______          _______      |
|  Title                   % of Salary      % of Salary      % of Salary    |
|---------------------------------------------------------------------------|
|  Chairman                     __%              __%              __%       |
|                                                                           |
|---------------------------------------------------------------------------|
|  President                    __%              __%              __%       |
|                                                                           |
|---------------------------------------------------------------------------|
|  Chief Financial Officer      __%              __%              __%       |
|                                                                           |
|___________________________________________________________________________|


During the first 90 days of each Performance Year, the Committee shall set the Performance Goals using the following process.

                             Award Derivations
                             -----------------

  1. Specify performance criteria to be used as the Performance Goals for the Performance Year (i.e., one or more of Earnings per Share, Earnings, Return on Average Equity or Return on Average Assets, which may be used singularly or in combination, as the Committee determines, to measure the performance of the Company for the purpose of determining whether an award will be payable under the Plan for the Performance Year).

  2.  Fix the target Performance Goal and percentage of salary. (B)

  3. Fix the threshold Performance Goal below which no award is payable and percentage of salary. (A)

  4. Fix maximum Performance Goal which results in maximum permitted award and percentage of salary. (C)

  5. If the result achieved for the Performance Year is less or greater than the goal specified in B, but greater than the goal specified in A, the percentage award payable will be determined by interpolating, as provided in the Plan, between A and B and B and C, as the case may be with C being the maximum.


MW363324_1.DOC